SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

Curtis Collar, Director of Atlantic Coastal Acquisition Corp. II, (hereinafter referred to as “Principal”), does hereby appoint Steven Parks of Pillsbury Winthrop Shaw Pittman LLP, as its true and lawful Attorney-in-Fact.

In Principal's name, and for Principal's use and benefit, said Attorney-in-Fact is hereby authorized to execute, acknowledge, and deliver such written documentation with respect to completing and filing a FORM ID - UNIFORM APPLICATION FOR ACCESS CODES TO FILE ON EDGAR (“Form ID”) with the U.S. Securities and Exchange Commission (“SEC”) for the purpose of obtaining Edgar Access Codes for the Principal, all upon such terms and conditions as said Attorney-in-Fact shall approve.

Said Attorney-in-Fact is hereby given and granted full power and authority to do all and every act and thing whatsoever requisite and necessary to be done relative to any of the foregoing as fully to all intents and purposes as Principal might or could do if personally present. Such power and authority shall expire immediately upon completion of the filing of the Form ID with the SEC.

All that said Attorney-in-Fact shall lawfully do or cause to be done under the authority of this power of attorney is expressly approved.

Dated: 11/3/2023

By:	/s/ Curtis Collar
Name:	Curtis Collar
Address: 6 St Johns Lane, Floor 5
New York, NY 10013
Phone Number: (248) 890-7200
(will be used on SEC website)